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                                                                       Exhibit 5

                          Morgan, Lewis & Bockius LLP
                              1701 Market Street
                       Philadelphia, Pennsylvania 19103
                           (215) 963-5000(telephone)
                           (215) 963-5299(facsimile)

May 26, 1999

Zany Brainy, Inc.
308 East Lancaster Avenue
Wynnewood, PA 19096

Re:   Zany Brainy, Inc.
      Registration Statement on Form S-1 (No. 333-74719)
      --------------------------------------------------

Ladies and Gentlemen:

We have acted as counsel to Zany Brainy, Inc., a Pennsylvania corporation (the "Company"), in connection with preparation of the above-referenced Registration Statement on Form S-1 (the "Registration Statement"), relating to the offering of up to 7,015,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), of which 4,722,669 shares of Common Stock (the "Company Shares") including 915,000 shares purchasable by the underwriters upon exercise of their overallotment option, are to be newly issued and sold by the Company, and 2,292,331 shares of Common Stock (the "Selling Shareholder Shares") are to be sold by the selling shareholders (the "Selling Shareholders") listed in the Registration Statement under "Principal and Selling Shareholders."

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Amended and Restated Articles of Incorporation, as amended; (c) the Company's Amended and Restated Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute and stock books; (e) a draft of the Underwriting Agreement pertaining to the proposed offering subject to the Registration Statement; and
(f) such other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that, (i) when issued by the Company in the manner contemplated in the Registration Statement, the Company Shares will be validly issued, fully paid and nonassessable and (ii) the Selling Shareholders Shares are validly issued, fully paid and nonassessable.

Our opinion set forth above is limited to the laws of the Commonwealth of Pennsylvania.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters." In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP